Exhibit 10.7

ABBOTT LABORATORIES
RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”), made on «DateAwded» (the “Grant Date”), between Abbott Laboratories, an Illinois corporation (the “Company”), and «Name» (the “Employee”), provides for the grant by the Company to the Employee of a Restricted Stock Unit Award (the “Award”) under the Company’s 1996 Incentive Stock Program (the “Program”).  This Agreement incorporates and is subject to the provisions of the Program.  To the extent not defined herein, capitalized terms shall have the same meaning as in the Program, and in the event of any inconsistency between the provisions of this Agreement and the provisions of the Program, the Program shall control.

The terms and conditions of the Award are as follows:

1.                    Grant of Units.  Pursuant to action of the Compensation Committee of the Board of Directors of the Company, and in consideration of valuable services heretofore rendered and to be rendered by the Employee to the Company and of the agreements hereinafter set forth, the Company has granted to the Employee «NoShares12345» restricted stock units (the “Restricted Stock Units” or “Units” as used herein), representing the right to receive an equal number of Shares on the Delivery Date.  The “Delivery Date” of the Shares (as defined in Sections 3, 4 and 5 below) shall be the respective dates on which the Shares shall be payable to the Employee after the Restriction (as defined in Section 2 below) on such Units lapses.  Unless indicated otherwise, the Shares shall be delivered in an equal number of Shares (subject to rounding) as of each Delivery Date, if there is more than one Delivery Date applicable.  The Shares shall be issued from the Company’s available treasury shares.  Prior to the Delivery Date(s), (a) the Employee shall not be treated as a shareholder as to those Shares, and shall only have a contractual right to receive them, unsecured by any assets of the Company or its Subsidiaries; (b) the Employee shall not be permitted to vote the Shares underlying the Restricted Stock Units; and (c) the Employee’s right to receive such Shares will be subject to the adjustment provisions relating to mergers, reorganizations, and similar events set forth in the Program.  The Restricted Stock Units shall be subject to all of the restrictions hereinafter set forth.  The Employee shall be permitted to receive cash payments equal to the dividends and distributions paid on Shares underlying the Restricted Stock Units (“Dividend Equivalents”) (other than dividends or distributions of securities of the Company which may be issued with respect to its Shares by virtue of any stock split, combination, stock dividend or recapitalization) to the same extent and on the same date as if each Unit were a Share, provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Employee with respect to dividends or distributions the record date for which occurs on or after either (i) the date the Employee has forfeited the Restricted Stock Units or (ii) the date the restrictions on the Restricted Stock Units have lapsed.

2.                    Restriction.  Until the restriction imposed by this Section 2 (the “Restriction”) has lapsed pursuant to Section 3, 4 or 5 below, the Units shall not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of, and shall be subject to forfeiture as set forth in Section 6 below.

3.                    Lapse of Restriction Due to Passage of Time.  During employment, the Restriction on one-third of the total number of Units will lapse and have no further force on the first anniversary of the Grant Date; the Restriction on an additional one-third of the total number of Units will lapse and have no further force on the second anniversary of the Grant Date; and the Restriction on the remaining Units will lapse and have no further force on the third anniversary of the Grant Date.  Subject to Sections 4, 5 and 6 below, Units with respect to which the Restriction has lapsed shall be paid in the form of Shares on the first, second and third anniversaries of the date of grant (each, a “Delivery Date”).

4.                    Lapse of Restriction Due to Retirement.  Upon the Employee’s termination of employment with the Company and its Subsidiaries due to retirement (as such term is defined by administrative rule in effect on the date hereof), the Units shall be settled in the form of Shares on the Delivery Dates set forth in Section 3 above occurring after the date of such retirement as if the Employee had remained employed on such Delivery Dates.

5.                    Lapse of Restriction Due to Death or Disability.  The Restriction shall lapse and have no further force or effect upon the date of the Employee’s death or disability.  Any Units that have not previously been paid out on a Delivery Date set forth in Section 3 above shall be settled in the form of Shares on the date of death or disability, as the case may be.

6.                    Forfeiture of Units.  In the event of termination of the Employee’s employment with the Company and its Subsidiaries, other than under the circumstances described in Sections 4 or 5 above, (including without limitation due to the Employee’s voluntary resignation (other than due to retirement) or involuntary discharge for cause), all Units with respect to which the Restriction has not lapsed as of the date of termination, shall be forfeited as of the date of termination, without consideration to the Employee or the Employee’s executor, administrator, personal representative or heirs (“Representative”), provided, however, that in the event that the Employee is involuntarily discharged by the Company and its Subsidiaries other than for cause, the Company shall have the authority (but not the obligation) to act, in its sole discretion, to accelerate the lapse of Restriction set forth in Section 3 above and to cause any Units that have not previously been paid out on a Delivery Date set forth in Section 3 above to be settled in the form of Shares on the date of such involuntary discharge.  The term discharge “for cause” shall have the meaning given that term by Section 10.

7.                    Withholding Taxes.  The Employee may satisfy any federal, state, local or foreign taxes arising from delivery of the Shares pursuant to Section 3, 4, or 5 above by (i) tendering a cash payment, (ii) having the Company withhold Shares from the Shares to be delivered to satisfy the minimum applicable withholding tax, (iii) tendering Shares received in connection with the Restricted Stock Unit back to the Company, or (iv) delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld.  The Company shall have the right and is hereby authorized to withhold from the Shares deliverable to the Employee pursuant to Section 3, 4, or 5 above or from any other compensation or other amount owing to the Employee such amount as may be necessary in the opinion of the Company to satisfy all such taxes, requirements and withholding obligations.  If the Company withholds from the Shares for tax purposes, the Employee is deemed to have been issued the full number of Shares underlying the Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of satisfying any such taxes, requirements and withholding obligations.

8.                    No Right to Continued Employment.  Neither the Program nor this Agreement shall confer upon the Employee the right to continue in the employ or service of the Company or any Subsidiary, to be entitled to any remuneration or benefits not set forth in the Program or this Agreement or other agreement, or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate the Employee’s employment or service.

9.                    Succession.  This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee and the Employee’s Representative.

10.     Discharge for Cause.  The term discharge “for cause” shall mean termination of the Employee’s employment with the Company and its Subsidiaries for (A) the Employee’s failure to substantially perform the duties of the Employee’s employment (other than any such failure resulting from the Employee’s disability); (B) material breach by the Employee of the terms and conditions of the Employee’s employment; (C) material breach by the Employee of business ethics; (D) an act of fraud, embezzlement or theft committed by the Employee in connection with the Employee’s duties or in the course of the Employee’s employment; or (E) wrongful disclosure by the Employee of secret processes or confidential information of the Company or its Subsidiaries.

11.     No contract as of right.  The grant of Units under the Program does not create any contractual or other right to receive additional Restricted Stock Unit Grants or other Program benefits in the future.  Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Employee.  Future grants, if any, and their terms and conditions, will be at the sole discretion of the Compensation Committee.  Unless expressly provided by the Company in writing, any value associated with the Units granted under the Program is an item of compensation outside the scope of the Employee’s employment contract, if any, and shall not be deemed part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation,           redundancy, or end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments

12.     Data Privacy.  This grant of Units shall be interpreted to effect the original intent of the Company as closely as possible to the fullest extent permitted by applicable law (including, without limitation, any laws governing data privacy).  If any condition or provision of this grant is invalid, illegal, or incapable of being enforced under any applicable law or regulation governing data privacy, including the privacy laws and regulations of the European Economic Area, all other conditions and provisions of the Units shall nevertheless remain in full force and effect.  By accepting this grant, the Employee voluntarily and unambiguously acknowledges and consents to the collection, use, processing and transfer of Personal Data (defined below) as described in this paragraph, in electronic or other form.  The Employee is not obliged to consent to such collection, use, processing and transfer of Personal Data.  However, failure to provide the consent may affect the Employee’s ability to participate in the Program.  The Employee understands that the Company and its Subsidiaries hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, the number of Shares (if any) owned by the Employee, whether the Employee is a member of the Board of Directors of the Company or of any of its Subsidiaries, details of all stock options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor for the purpose of managing and administering the Program or this grant (collectively “Personal Data”).  The Employee understands that the Company and its Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Program, and the Company and/or any of its Subsidiaries may each further transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Program, including UBS or such other stock plan service provider as may be selected by the Company in the future.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States and the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Employee’s country.  The Employee understands that the Employee may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the local human resources representatives.  The Employee hereby authorizes the Company and its Subsidiaries to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Program, including any transfer of such Personal Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Program.  The Employee understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Program.  The Employee may, at any time, review Personal Data, request additional information about the storage and processing of Personal Data, and require any necessary amendments to it.  The Employee may, at any time, withdraw the consents herein, in any case without cost, in writing by contacting the Company; however, withdrawing the Employee’s consent may affect the Employee’s ability to participate in the Program.

13.     Compliance with Applicable Laws and Regulations.  Notwithstanding any other provision of the Program or this Agreement to the contrary, the Company shall not be required to issue or deliver any Shares pursuant to Section 3, 4, or 5 above pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed.

14.     Payment of Dividend Equivalents.  For purposes of compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the specified date of paying any Dividend Equivalents to which an Employee is entitled under Section 1 is the year (<<YR1, YR2, YR3, or YR4>>) in which the associated dividends or distributions are paid on common stock. This Section shall not create or expand any rights to Dividend Equivalents.

15.     Section 409A.  To the extent applicable, it is intended that this Agreement comply with or be exempt from the provisions of Code Section 409A.  The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A).  Notwithstanding anything contained herein to the contrary, for all purposes of this Agreement, the Employee shall not be deemed to have had a termination of service unless the Employee has incurred a separation from service as defined in Treasury Regulation §1.409A-1(h) and, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A and applicable guidance issued thereunder, amounts that would otherwise be payable pursuant to the Agreement during the six-month period immediately following the Employee’s termination of service (including retirement) shall instead be paid on the first business day after the date that is six months following the Employee’s termination of service (or upon the Employee’s death, if earlier).  For purposes of this Agreement, “disability” shall mean, as of a particular date, the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, eligible to receive income replacement benefits under the terms of the Abbott Laboratories Extended Disability Plan (“EDP”) or, for an Employee whose employer does not participate in the EDP, such similar accident and health plan, providing income replacement benefits, in which the Employee’s employer participates, for a period of at least six months.

16.     Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.  To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

17.     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to the conflict of laws principles thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By

Miles D. White
Chairman and Chief Executive Officer